Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------
March 25, 2004

                  YDI WIRELESS TO RESTATE FINANCIAL STATEMENTS

Full year operating and net income to increase and EPS to decrease due to accounting changes

     FALLS CHURCH, VA, March 25, 2004 - YDI Wireless, Inc. (OTCBB:YDIW), a leading developer and supplier of broadband wireless solutions, today announced that it will restate its fiscal year end 2003 financial statements as well as its financial statements for the second and third financial quarters ended June 30, 2003 and September 30, 2003, respectively.

     YDI's fiscal year end 2003 financial statements had previously been audited by its independent accountants, BDO Seidman, LLP, and its June 30, 2003 and September 30, 2003 financial statements had been reviewed by BDO. Upon further internal consideration, BDO changed their guidance previously given to YDI concerning the preparation of these financial statements and therefore decided that certain revisions were needed to these financial statements.

     In general, these restatements are expected to reflect non-cash revisions in the accounting for the combination of Young Design, Inc. ("Young Design") and Telaxis Communications Corporation ("Telaxis") that occurred in April 2003. The accounting for this transaction is complicated by the different legal and accounting treatments of the transaction. From a legal perspective, Telaxis was the acquiring company, Young Design became a wholly-owned subsidiary of Telaxis, and Telaxis issued shares of its common stock to the former YDI stockholders. However, from an accounting perspective, the combination was a reverse merger in which Young Design was the acquiring company due to the former Young Design stockholders owning approximately 70% of the combined company and other reasons.

     Some changes to be reflected in the restated financial statements are expected to result from the different treatment of the former Telaxis property and equipment. All Telaxis property and equipment had been included in the property and equipment shown on YDI's balance sheets as of June 30, 2003, September 30, 2003, and December 31, 2003. Based on revised guidance from BDO, that Telaxis property and equipment is being split into two categories - assets held for sale and property and equipment. The estimated fair market value of the assets held for sale will be reflected on YDI's balance sheets as a current asset. The remaining Telaxis property and equipment will be written off in accordance with SFAS No. 141, "Business Combinations," and the negative goodwill associated with the combination reduced by a corresponding amount. Because the assets were either reclassified as held for sale or written off, the assets are not being depreciated and previously recorded depreciation amounts will be reversed. These revisions are expected to increase YDI's operating income for the second quarter 2003, the third quarter 2003, and the full year 2003. These revisions are expected to decrease YDI's net income for the second quarter 2003 but increase YDI's net income for the third quarter 2003 and full year 2003.

YDI Wireless to Restate Financial Statements
March 25, 2004
Page 2


     Other changes are expected to result from a change in the calculation of weighted average shares of common stock outstanding. Previously, that calculation for fiscal year 2003 started with the 4,177,078 shares of stock held by the Telaxis stockholders on January 1, 2003 and added the 9,375,000 shares issued to the former Young Design stockholders in April 2003. Based on revised guidance from BDO and to better reflect the reverse merger of Young Design and Telaxis, the starting share count is expected to be the 9,375,000 shares of common stock held by the former Young Design stockholders with the 4,177,078 shares originally held by the Telaxis stockholders being added to the outstanding share count in April 2003. Given these accounting changes, YDI's weighted average shares outstanding in 2003 is expected to increase. This increase in shares outstanding is expected to decrease YDI's earnings per share.

     YDI is filing with the Securities and Exchange Commission today amendments to its Form 10-Qs for the second and third quarters of 2003 and to its Form 10-K for the year ending December 31, 2003 containing restated financial statements and related revisions to those forms.

About YDI Wireless
------------------

     YDI Wireless, Inc. is a world leader in providing extended range, license free wireless data equipment and is a leading designer of turnkey long distance wireless systems ranging from 19.9 kbps to 1 Gbps for applications such as wireless Internet, wireless video, wireless LANs, wireless WANs, wireless MANs and wireless virtual private networks. Additional information about YDI Wireless as well as its complete product line can be found at the company's website located at http://www.ydi.com or by contacting the company by telephone at 413-665-8551 or by email at IR@ydi.com.

Safe Harbor Statement
---------------------

     Statements in this press release that are not statements of historical facts are forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from the results anticipated in these forward-looking statements due to risks arising from and relating to the contemplated restatements of YDI's financial statements and related revisions to Forms 10-Q and 10-K contemplated in this press release, the contemplated acquisition of Phazar by YDI, the two companies' ability and desire to consummate that transaction, and our ability to achieve the contemplated benefits of that transaction; the downturn and ongoing uncertainty in the telecommunications industry and larger economy; the intense competition in our industry and resulting impacts on our pricing, gross margins, and general financial performance; and the other factors discussed in our filings made from time to time with the Securities and Exchange Commission and in our other public statements.

For Further Information Contact:
--------------------------------
David L. Renauld
Vice President, Corporate Affairs
(413) 665-8551, ext. 215